Exhibit 31.1

                                  CERTIFICATION

                        Chase Manhattan Auto Owner Trust
                           Series 2004-A (the "Trust")

I, Keith Schuck, the Presidentof Chase Bank USA, National Association, the depositor of assets into the above-referenced Trust , certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of the Trust;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the sale and servicing agreement for inclusion in these reports is included in these reports;

4. Based on my knowledge and upon the annual compliance statement included in this annual report and required to be delivered to the trustee in accordance with the terms of the sale and servicing agreement, and except as disclosed in this annual report, the servicer has fulfilled its obligations under the sale and servicing agreement; and

5. This annual report discloses all significant deficiencies relating to the servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the sale and servicing agreement, that is included in this annual report.

Date: March 30,  2005

/s/ Keith Schuck
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Name:    Keith Schuck
Title:   President
Company: Chase Bank USA, National Association